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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

              NATIONAL INSTITUTE COMPANIES OF AMERICA INCORPORATED
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             (Exact name of Registrant as Specified in Its Charter)

               New York                                           25-1796950
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    (State of Other Jurisdiction of                             (IRS Employer
     Incorporation or Organization)                          Identification No.)

   55 South Main Street, Second Floor
        Washington, Pennsylvania                                    15301
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(Address of Principal Executive Offices)                          (Zip Code)

                                  724-222-6656
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              (Registrant's Telephone Number, Including Area Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                     Name of Each Exchange On Which
     To Be So Registered                     Each Class Is To Be Registered
     -------------------                     ------------------------------


-----------------------------           ----------------------------------------

-----------------------------           ----------------------------------------

     Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
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                                (Title of Class)

--------------------------------------------------------------------------------
                                (Title of Class)
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Form 10 - table of Contents:

         I. Description of Business (PAGE 1)

            A. Discussion of development of business Company during last five years.

               1.  Form and year of organization
               2.  Bankruptcy, receivership or similar proceedings
               3. Material corporate reorganization events (including sales of assets not in the ordinary course of business)

            B. Discussion of business of Company, including (PAGE 1 - 5)

               1.  Principle markets and products and services
               2.  Distribution methods
               3.  Status of any publicly announced new product or service
               4.  Competitive position and competitive business conditions
               5. Sources and availability of raw materials and principal suppliers
               6.  Material customers
               7. Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.
               8.  Required government approvals
               9.  Effect of governmental regulations on business
               10. Dollar amount of backlog orders for recent date and
                   comparable date in preceding fiscal year.
               11. Amount spent on research and development during last 2 fiscal years
               12. Costs and effect of compliance with environmental laws
               13. Number of total and full time employees


        II. Management's Discussion and Analysis or Plan of Operation (PAGE 6 - 22)

            A. Description of Company's plan of operation for the next 12 months including:

               1. How long the Company can satisfy its cash requirements and whether additional funds will be needed in next twelve months
               2.  Product research and development that will be performed
               3. Expected purchases and sales of plant and significant equipment
               4.  Expected significant changes in number of employees.

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            B. For the past 2 full fiscal years, description of financial condition, changes in financial condition the and results of operations, including:

               1. Known trends events, or uncertainties that will have material impact on Companies liquidity.
               2. Internal and external sources of liquidity
               3. Material commitments for capital expenditures and expected sources of funds for such expenditures
               4. Known trends events, or uncertainties that will have material impact on net sales or revenues.
               5. Significant elements of income or lose not arising from continuing operations
               6. Causes for material changes from period to period in one or more line items of the Company's financial statements
               7. Seasonal aspects of business that had a material effect on financial condition on results of operation.

            C. If interim financial statements are required, the memorandum must include comparable discussion of material changes in financial condition and results of operations since end of last fiscal year and for the comparable interim period in proceeding year.

       III. Description of Property (PAGE 22 )

            A. Location and condition of important physical properties, including description of partial ownership arrangements, mortgages, etc.
            B. Describe the policy of the company with respect to each of the following type of investment, including limitations on the percentage or type of investment, the primary purpose of each type of investment and the ability of the company to change such policy:
               1. Investments in real estate or interests in real estate
               2. Investments in real estate mortgages
               3. Securities of or interests in persons primarily engaged in real estate activities

        IV. Security Ownership of Certain Beneficial Owners and Management (PAGE 23)

            A. Table showing holdings of 5% of beneficial owners
            B. Table showing holding of directors, nominees, and officers, collectively
            C. Description of arrangements that may result in change in control of Company


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         V. Directors, Executive Officers, Promoters and Control Persons
            (PAGE 23 - 27)

            A. Identification of directors, executive officers, and certain significant employees
            B. Description of business experience over past five years of directors, officers, and nominees to the board including other directorships
            C. Family relationships among directors, officers and nominees to the board
            D. Involvement during past 5 years of directors, officers, nominees or promoters in legal proceedings that reflect on fitness for office

        VI. Executive Compensation (PAGE 27 - 28)

            A. Table showing cash compensation of each of the five most highly-paid individual executive officers earning over $60,000 and of executive officers as a group, stating the number of persons in the group without naming individuals
            B. Compensation pursuant to employee benefit plans that discriminate in favor of officers and directors
            C. Description of stock option plans, including
               1. With respect to stock options granted during the preceding fiscal year
                  o  Title and aggregate amount of securities subject to options
                  o  Average per share exercise price and;
                  o If option exercise price was less than 100% or market value of security on date of grant, disclosure of that fact and market price on such date
            D. Other compensation to executive officers in excess of $25,000 per individual or 10% of cash compensation
            E. Compensation to Directors

       VII. Certain Relationships and Related Transactions (PAGE 28 - 29)

            A. Transactions involving consideration in excess of $60,000 to which that Company was a party during previous two years, or presently proposed transaction in which directors, nominees, executive officers, 5% shareholders, or any family of the foregoing were directly or indirectly interested
            B. Transactions with Promoters and Public Relations Firms

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      VIII. Legal Proceedings (PAGE 29)

            A. Material pending legal proceedings.
            B. Material legal proceedings known to be contemplated by
               governmental authorities
            C. Material proceedings in which any insider has an interest adverse to the Company
            D. Material environmental proceedings

        IX. Market for Common Stock and Related Stockholder Matters
            (PAGE 29 - 30)

            A. Description of the markets, if any, on which the company's common stock is traded.
            B. Quarterly price information for publicly traded common stock for last two fiscal years and to date for current year.
            C. Approximate number of holders of each class of common stock.
            D. Discussion of cash dividends declared on common stock for last two fiscal years and to date in current year.
            E. Discussion of any current or future restriction on ability to pay dividends.

         X. Recent Sales of Unregistered Securities (PAGE 30 - 31)

            A. Give the date, title and amount of all securities sold within the past three years without registration under the Securities Act of 1933
            B. Give the names of the principal underwriters, if any. If sales were not made publicly, then identify the persons or class of persons to whom the securities were sold
            C. Give the total offering price and the total commissions for any offering for cash
            D. Give the rule under which you claimed an exemption from the registration requirements of the Securities and Exchange
               Commission

        XI. Description of Securities (PAGE 31)

            A. if the Company is offering common stock, description of any dividend, voting, preemptive and any other material rights
            B. If the Company is offering preferred stock, description of the dividend, voting, conversion, liquidation, and other material rights, as well as redemption or sinking fund provisions
            C. Description of any mechanisms that would inhibit a change of a control of the Company


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            D. With regard to debt securities:
               1. Description of maturity date, interest rate, conversion or redemption features and sinking fund requirements

       XII. Indemnification of Directors and Officers (PAGE 32)

            A. State wherein any statue, charter provisions, by-laws, contract or other arrangements inheres or indemnifies a controlling person, director of officer of the main business or its liability on that capacity

      XIII. Financial Statements (PAGE 32)

            A. Annual Financial Statement
            B. Internal Financial Statement for First Quarter

       XIV. Changes in an disagreements with Accountants on Accounting and Financial Disclosures (PAGE 32)

Exhibits (PAGE 32)
2     Plans of Merger or Acquisition
3(i)  Articles of Incorporation
3(ii) Bylaws
5     Legal Opinions
9     Voting Trust Agreement
10    Material Contracts
21    Subsidiary Disclosure
23    Tax Opinions
24    Power of Attorney
99.1 Quarterly price information for publicly traded common stock for last two fiscal years and to date for current year
99.2  Windsor Capital Finance, Inc. v. MBHC, et al.

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                                      FORM 10


I.   DESCRIPTION OF BUSINESS

     A. DISCUSSION OF DEVELOPMENT OF BUSINESS COMPANY DURING LAST FIVE YEARS INCLUDING.

          For the past five (5) years the Company has developed additional business by expanding into other States. In addition, the Company has developed a complete E-Commerce network for agents, banks and bank associations as well as enhanced the overall marketing materials for banks and bank clients.

     1.   FORM AND YEAR OF ORGANIZATION: C-Corp. 1979

     2.   BANKRUPTCY, RECEIVERSHIP, OR SIMILAR PROCEEDINGS: Not Applicable

     3. MATERIAL CORPORATE REORGANIZATION EVENTS, INCLUDING SALES OF ASSETS NOT IN THE ORDINARY COURSE OF BUSINESS:

          The Company has not had any material reorganization events as it relates to the sale of assets or any other material assets of the Company.

     B.   DISCUSSION OF BUSINESS OF COMPANY INCLUDING:

     1.   PRINCIPAL MARKETS AND PRODUCTS OR SERVICE:

          Principal markets and Service: The Company structured the business to assist banks, bank holding companies and other financial institutions (brokers/dealers, S&L's, accounting firms etc.) in the planning, design and implementation of an insurance marketing program and financial planning profit center within the bank or entity. The Company provides to bank and institutional management, evaluation of the insurance industry climate and consults on the alternatives and opportunities for banks and institutions to more fully utilize and expand their customer base. The Company has brought together a carefully chosen group of professionals in the fields of accounting, estate planning, insurance, investment banking and law, in order to fully capitalize on the opportunities before the Company.

          We devote our professional talents to serve an industry sector (community banks) which has historically, been neglected and under served and which desire:
          o    Multiple carriers and products, a nonpartisan environment
          o Maximum available compensation without individual carrier production requirements
          o Centralized data information and management system for: sales & marketing, commissions payable and receivable, cross selling and referrals, revenue


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               splits, client tracking, product records and information data management system, for proper release and disclosure documents.
          o    A system for ongoing promotion, support and continuing education
          o Professional, cost effective distribution system; implemented by CPA's, CFP's, CLU's, ChFC's, JD's

          PRODUCTS: The Company actively promotes but is not limited to, the following products and carriers in the financial institution marketplace.

               o    Bank Owned Life Insurance
               o    Corporate Owned Life Insurance
               o    Fixed Annuity
               o    Group and Individual Health Insurance
               o    Group and Individual Disability Insurance
               o    Group Term Insurance
               o    Guaranteed Premium Whole Life
               o    Immediate Annuity
               o    Level Term Insurance
               o    Level Group Term
               o    Long Term Care
               o    Mutual Funds
               o    Second & First to Die
               o    Single Premium Universal Life
               o    Single Premium Variable Universal Life
               o    Universal Life Insurance
               o    Variable Whole Life
               o    Variable Universal Life
               o    Whole Life

     2.   DISTRIBUTION METHODS

          SEMINARS

          The seminar approach has proven to be a more effective means of securing qualified prospects than other programs and distinguishes the Company from others. The Company's seminar systems use a stringent plan of implementation and procedures. Financial institutions are selected based on their willingness to offer life insurance programs to their clients. The following is a brief outline of the step-by-step process of analyzing and conducting the Company seminar.

               o An officer information meeting (OIM) is conducted, for the officers of the institution. This informs the officers of what their clients are going to see and hear. The OIM creates a comfort level between the Company and the bank, which has resulted in higher than industry average results. (See supporting documentation Seminars)
               o The Company requests that the institution gather a list of potential




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                    prospects to invite to the "bank sponsored" seminar.
                    Marketing is done with the help of the Company's turnkey program to assure good attendance (targeting 12-15 planning units per seminar).
               o The institution is asked to provide the Company with a suitable location within the institution.
               o Those who attend and are interested in going forward are provided with a free two-hour consultation.

     DISTRIBUTION CHANNELS

          AGENCY DEVELOPMENT

          To enable the Company to further distribution, it recruits qualified, independent insurance agents and will require those wanting to participate in the Company program, to attend the mandatory training course. This will insure program uniformity across the United States. This process is crucial in that, our agents are recognized as true professionals, able to operate effectively in the bank and institutional environment.

          Listed below are the criteria for participation in the program, training issues, and costs associated with becoming involved with the Company and guidelines.

          ESTATE PLANNER / AGENT "SEMINAR" TRAINING CERTIFICATION

               o The Company will require that each planner who wants to participate in the Company's seminar program will be required to take the Company training course. The course is designed to provide each planner with specific outlines of what is expected and what is to be presented to member financial institutions and their customers. No planner is permitted to present their own seminar or format to a Company member financial institution or their customer. Course cost: $1,600 per person
               o Planners participating in the seminar program must be certified as a CLU, ChFC or CFP. All others will be based on the decision of management.
               o Planners must have a minimum of five (5) increasingly productive years in the insurance/brokerage business.
               o    Provide their own Errors and Omissions, insurance coverage.
               o Must have a minimum of at least an NASD Series 6 and Series 63, and appropriate state life and health licenses.
               o    |Must be "Non-captive"
               o Must be willing to utilize the Company's insurance carriers, products and services while participating in the program.

     3.   STATUS OF ANY PUBLICLY-ANNOUNCED NEW PRODUCT OR SERVICES:

          On 29 September 1999 the Company announced that it would be expanding into Registered Investment Advisory ("RIA") services in the future. To date the





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          Company has not officially arranged for direct Broker/Dealer license(s) and/or arranged with others to service this new market. Though, such RIA services are available via our Carriers/Providers.

     4.   COMPETITIVE POSITION AND COMPETITIVE BUSINESS CONDITIONS:

          Given the history of success that the Company has had to date, it is the opinion of Management that the Company has developed a unique system for the sale of financial services and products.

          Management believes that our 14 years of proven history in the marketing of insurance and financial/estate planning products and services in the community bank market place provides the Company a substantial advantage ahead of any competitor in estate and financial planning for bank depositors.

          The Company has created a specialized niche, which includes a targeted, per-qualified and accepting audience. Further the Company has established relationships with the industry's "Best in Class" - "Top of the Table" in insurance premium production professionals for estate and financial planning as well as legal and financial professionals.

     5.   SOURCE AND AVAILABILITY OF RAW MATERIALS, AND PRINCIPLE SUPPLIERS:

          SOURCE: Insurance Carriers

          PRINCIPLE SUPPLIERS:

          The Company only works with and writes through the highest rated carriers as rated by industry standards to include but not limited to:
          Moody's, Standard & Poor's and AM Best Rated

     6.   MATERIAL CUSTOMERS: Not applicable

     7. PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS.

               o    Patents: Not applicable
               o Trademarks: Federal Trade Mark and Copyright applications have been submitted for:
                    National Institute Companies of America ("NICA"), National Institute for Estate Planning ("NIEP"),
                    NIEP Agency Inc.
                    National Institute for Financial Services ("NIFS") National Institute for Retirement Planning ("NIRP") and; National Institute for Employee Benefits ("NIEB")
               o    Licenses: NICA, NIEP, NIEP Agency, NIRP, NIEB.



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               o    Franchises: Not applicable.
               o Concessions and royalty agreements: The Company receives a renewal stream from insurance product sales (when applicable). Average royalty is three to four (3 to 4%) percent per year, typical duration is nine (9) years. All such concessions/royalties are made part of each carrier contract wherein applicable.
               o    Labor Contracts: Not applicable.

     8.   REQUIRED GOVERNMENT APPROVALS:

          Because the Company is operating in the finance and insurance area, we are under the regulation of the Office of the Comptroller of the Currency as well as the each regulatory department within each state we do business. The Company has been presented in each state in which we do business, to the state bar association, state banking commission and state insurance commission for approval and to inform them of our practice in their state, in order to comply with the state's practice. All carrier product'(s) must be approved by the appropriate Government agency as well as the appropriate insurance commission in each state in which a product may be sold.

     9.   EFFECT OF GOVERNMENT REGULATIONS ON BUSINESS:

          The recent repeal of the Glass Stegall Act has created an opportunity for the Company to capitalize on additional market share while utilizing our niche market access in conjunction with direct and in-direct providers wishing to access our market area. Therefore, to date, Government regulations on our Company has had a profoundly, positive impact.

     10. DOLLAR AMOUNT OF BACKLOG ORDERS FOR RECENT DATE AND COMPARABLE DATE IN PRECEDING FISCAL YEAR.

          On a cash accounting basis it is believed that the Underwriting "backlog orders" are $200,000 as compared to the same time last year at $108,000.

     11.  AMOUNT SPENT ON RESEARCH AND DEVELOPMENT LAST FISCAL YEAR:
          Not Applicable

     12.  COST AND EFFECT OF COMPLIANCE WITH GOVERNMENTAL LAW:

          Federal Government $1,200.

          The Company spends (cumulatively) approximately $10,000 each year, for licensing and compliance for all of the States in which we do business

     13. NUMBER OF PART AND FULL TIME EMPLOYEES: 7 part time and 5 full time employees.




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II.  MANAGEMENT DISCUSSIONS AND ANALYSIS OF PLAN OF OPERATION.

     A.   DESCRIPTION OF COMPANY PLAN OF OPERATION FOR NEXT TWELVE (12) MONTHS
          INCLUDING:

     EXECUTIVE OVERVIEW:

     The National Institute Companies of America (the "Company") directly and through its subsidiary, National Institute for Estate Planning ("NIEP") provides life insurance and financial planning services and products to banks and other financial institutions to address the needs of their customers. The Company has concentrated on regional and community banks and markets its services through its own sales force and independent insurance brokers and estate planners who are leaders in their communities. In addition to insurance products, the Company will also provide investment products, such as mutual funds and variable annuities. The Company works with the bank's financial services department to customize programs to suit the bank and the markets they serve.

     The Company generates revenues from the sale of financial products and is compensated by commissions paid by insurance companies, sales commissions paid by the investment managers, fees paid by banks for the Company's advice and implementation of insurance programs, and fees paid by the consumer for estate/financial planning.

     The primary focus is on community banks with assets ranging from $50 million to $1 billion and regional banks with assets in excess of $1 billion. Typically, the target bank or financial institution will not have an insurance marketing program or its existing program has not produced satisfactory results.

     The Company offers their services as a "value added" benefit to the customers of the bank. The Company's programs enhance the bank's exiting customer relationships and do not compete with other services or products of the bank.

     Management of the Company has established successful records in insurance and finance, including the creation and development of successful businesses with remunerative outcomes.

     BUSINESS:

     The Company was founded on the strategy of maximizing revenues for Community Banks on an equal if not, superior performance basis to the largest banks in the nation.

     The Company structured the business to assist banks, bank holding companies and other financial institutions (brokers/dealers, S&L's, accounting firms etc.) in the planning, design and implementation of an insurance marketing program and



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     financial planning profit center within the bank or entity. The Company provides to bank and institutional management, evaluation of the insurance industry climate and consults on the alternatives and opportunities for banks and institutions to more fully utilize and expand their customer base.

     The Company has brought together a carefully chosen group of professionals in the fields of accounting, estate planning, insurance, investment banking and law, in order to fully capitalize on the opportunities before the Company.

     NICA has 14 years of proven success in selling financial products and offering estate and financial planning seminars to banks and bank customers.

     NICA enjoys a national reputation as one of the largest endorsed providers for estate and financial planning products and services for Community Banks in the United States as well as being commissioned by a number of major Universities, national franchise associations and charitable foundations.

     The Company operates under the compliance, supervision and applicable laws as it pertains to the adoption of policies, procedures and disclosures per the Interagency Statement on non-deposit investment products of February 15, 1994.

     STRATEGY:

     The Company is revolutionary in that we are a sole source "turn-key" solution to Community Banks, as well as for professional and financial institutions for Estate & Financial planning products and services.

     We devote our professional talents to serve an industry sector (community banks) which has historically, been neglected and under served and which desire:

     o    MULTIPLE CARRIERS AND PRODUCTS, a nonpartisan environment.
     o MAXIMUM AVAILABLE COMPENSATION without individual carrier production requirements.
     o CENTRALIZED DATA INFORMATION AND MANAGEMENT SYSTEM FOR: sales & marketing, commissions payable and receivable, cross selling and referrals, revenue splits, client tracking, product records and information data management system, for proper release and disclosure documents.
     o    A SYSTEM FOR ONGOING PROMOTION, support and continuing education.
     o PROFESSIONAL, COST EFFECTIVE DISTRIBUTION SYSTEM; implemented by CPA's, CFP's, CLU's, ChFC's, JD's.

     Our focus is on High Net Worth individuals while servicing the future generation of wealth transfer within the bank and the community.



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     Our market niche is not only unique; it is one of the fastest growing.
     Financial institutions need to create "value added" to existing customers while capturing future generations.

     The Company is a unique financial marketing provider, with unequaled accessibility and distribution in a niche market.

     MARKET OPPORTUNITIES:

     The bank insurance market appears to be growing at a rapid rate. A number of widely publicized consumer studies (non-specific as to insurance products) indicate that:

     o Within five (5) years, some banks will derive half of their income from insurance sales. (AMERICAN BANKER "ROBERT D. FLOWERS" PRESIDENT & CEO, BA INVESTMENT SERVICES INC.)
     o 30% to 50% of consumers show an interest in dealing with bank insurance personnel over an independent agent or stockbroker. (ASSOCIATION OF BANKS-IN-INSURANCE, FACT BOOK 1997)
     o As baby boomers age, the so-called wealth transfer is expected to dislodge $3.2 trillion annually up from $90 billion a year in 1990. (SYNERGISTIC RESEARCH STUDY)
     o Forty (40%) percent of all Americans have no life insurance coverage and a large number of those with coverage have only small amounts of employer-furnished group life insurance. (ASSOCIATION OF BANKS-IN-INSURANCE, FACT BOOK 1997)
     o Sixty-nine (69%) percent of Americans do not have a personal insurance agent. (ASSOCIATION OF BANKS-IN-INSURANCE, FACT BOOK 1997)
     o Financial Institutions could account for 23% of the total insurance distribution by the year 2001, up from the current 7% level (ASSOCIATION OF BANKS-IN-INSURANCE "DATA MONITOR").
     o Almost 700,000 households would purchase life insurance through banks within a 12-month period based on current purchase patterns. This represents $57 billion of life insurance purchases, 5% of total market. (ASSOCIATION OF BANKS-IN-INSURANCE, FACT BOOK 1997)
     o If banks could achieve as much as 25% of all life insurance purchases, bank premiums would be approximately $3.3 billion and bank revenues would equal $1.6 billion, at 50% commission. (Banks-In-Insurance 1997)



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     CUSTOMER PROFILE:

     The primary marketing has been and will continue to be on regional and local banks. Other secondary markets will include accounting and law firms, investment broker/dealers, associations and other affinity groups.

     COMPETITION:

     Given the history of success that the Company has had to date, it is the opinion of Management that the Company has developed a unique system for the sale of financial services and products.

     As other third party marketing companies and insurance carriers offer limited solutions (software, products only); the Company has a proven "total turn-key solution", for the bank insurance market.

     MARKETING PLAN

     GENERAL:

     Management's vision, experience and proven success; together with the explosive growth in the delivery of insurance products through banks to meet the demand of the consumer; has positioned the Company to capture a significant share of the market.

     This market plan represents a history of building long term, lasting relationships with financial institutions based on time-tested methods.

     STRATEGY:

     To coordinate the marketing and delivery of life insurance through banks and financial institutions, using a single point of entry ("turnkey program").

     This will be accomplished by providing multiple carriers, products, services, distribution channels and methods using state of the art technology and one of the highest compensation packages being offered to banks and financial institutions.

     DEFINING THE MARKET:

     The following charts and graphs are indicative of the consolidation of assets and reasoning as to why services that banks and financial institutions offer will need to expand with consumer demand and market trends.



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     MARKET SIZE:

     There are approximately 12,000 banks in the United States. Commercial banks account for approximately 10,000 and thrifts or savings institutions account for approximately 2,000. As a percentage of assets, the numbers remain relatively equal with commercial banks accounting for 81% of bank assets and savings institutions accounting for 19%.

     BANK IDENTIFICATION

     SMALL BANKS: The small banks do not want to allocate their resources to establish a "turn key" insurance marketing program.

     MID-SIZE BANKS: For the most part, these banks have not utilized life insurance products as a profit center, or have had limited representation. These banks may not have the ability to hire, train, and track and market insurance products. The vast majority of these banks are interested in developing this market segment, due to increasing competition. Many of the mid-size banks do not want to allocate their resources to establish a "turn key" insurance marketing program. This is a "niche" market that the Company has found to be overlooked.

     LARGE BANKS: These banks have the resources to finance and operate their own marketing unit. The Company can provide customized services to enhance an existing program of a large bank in furthering their life insurance program.

     SECONDARY MARKET This market includes but is not limited to:

     UNIVERSITY EXTENSION SERVICES: Provides educational information to the wealthy farm and ranch customers in each county.
     ACCOUNTING & LAW FIRMS: In addition to their own needs, professional firms have the insight and access to client needs.
     INVESTMENT BROKER/DEALERS: Broker/dealers have taken an aggressive approach to this market area. The smaller "regional" broker/dealers are in a similar position to the smaller banks. In order to maintain and capture assets they must provide value-added services. The Company program is easy replicated for the broker/dealer market.
     BUSINESS MARKET: The insurance and wealth accumulation needs of small business owners are numerous. This is a growing market with a wide range of insurance needs.
     MORTGAGE COMPANIES: This market allows the Company to access customers of banks, with existing needs to capitalize on. Revenues from this market segment can be profitable with volume.
     ASSOCIATIONS: This group includes industry organizations that want to provide "value added" services to the members.

     In order to create a risk diversification, Management will seek to balance the Company's portfolio of business. Management believes that having a balance will provide appropriate risk diversification to the Company, protecting it from unforeseen adverse events, which could cause a loss in any one segment.

     CONSUMER IDENTIFICATION

     The Company's programs will be tailored to the demographics of each bank's overall client profile. These programs will include:

     o    High net worth customers
     o    Business owners
     o    Professionals
     o    Retirees
     o    Pre-retirees
     o    Executives
     o    Middle income earners

     SALES, MARKETING AND IMPLEMENTATION

     Sales, marketing and implementation will be affected by an aggressive team that will provide geographic coverage that allows effective face-to-face contact and customer service. This structure will have five (5) sales people (including the National Sales Manager).

     Within each geographic region, sales persons will generate financial institution leads from a number of sources. Existing activities and relationships: industry and state banking sponsored conventions, professional affiliations (CLU, ChFC, CFP.'s), formal responses to requests for proposals and carrier generated leads, Management is confident of accessibility and acceptability.

     The Company is currently structured into four (4) regional territories:

                           Northeastern States       13
                           Southeastern States       9
                           Midwestern States         15
                           Western States            13

     The Company has created a plan for success that takes an in-depth review of the financial institution, their needs and their commitment to the program. This allows the Company to design and implement a customized program for each institution.

     The Company provides a proven blueprint of the marketing potential via a proforma sheet analysis on the projected revenues, identifies potential problems and solutions, assist the employee'(s) that may be utilized for the program, coordinates marketing for the bank-client seminars and keeps the bank informed on industry changes.

     The Company will provide evaluation on the internal & external structure including: return on investment, employee training and seminars, compensation levels to bank and employees, product neutrality and the potential liability for the lack thereof.

     By conducting a rigorous process of discovery, sales persons will identify potential market opportunities and the appropriate next steps. Typical steps that lead to the acceptance and implementation of the program include:

     o    Initial assessment by the sales person of the marketing opportunities.
     o Contact to confirm interest, schedule appointment and collect bank data.
     o Data is submitted to the Company for preparation of a pro-forma analysis.
     o    Set appointment to review pro-forma analysis.
     o Present pro-forma analysis to the financial institution for review and modification
     o    Assess institution's commitment to enter the program.
     o    Sign contract.
     o    Conduct an officer information meeting.
     o Coordinate and recommend specific dates and target market for marketing of the program.
     o Follow up on a regularly scheduled basis to keep program moving forward.

         Other key issues that; sales personnel will be responsible for but not limited to:

     o Organize and identify key personnel appointment by the financial institution.
     o    Schedule training.
     o    Management of the programs within their territory.
     o    Reporting (to and from the institution and to the home office).

     Marketing.

     o    Seminars
     o    Direct marketing (point of sale literature) / telemarketing
     o    In-branch promotions

     Interfacing with the approved agent that will be servicing the financial institutions.

     Company sales persons are the financial institutions primary contact and retain principal responsibility for account relationship management. Sales personnel will attend company sales meetings and participate in regular conference calls with the national sales manager.

     Once the initial program is in place, it will continue to expand on a coordinated basis. The overriding objective throughout this phase is to fully integrate the marketing of the program in a seamless manner with the financial institution's ongoing plan.

     Recruiting: The Company will recruit, train and oversee locally based knowledgeable (CLU, ChFC, CFP.) insurance professionals within the community (See Agency development).

     Marketing Support: The marketing support staff creates marketing, training, communication, advertising and solicitation materials (carrier material is provided and industry approved). As circumstances warrant, the Company will utilize the marketing materials of selected carriers.

     Operations: The Company, in addition to providing centralized data application processing, will coordinate licensing and contracting, The Company will track and report marketing status, sales results, commissions payable and receivable and adherence to compliance

     DISTRIBUTION METHODS

     SEMINARS

     The seminar approach has proven to be a more effective means of securing qualified prospects than other programs and distinguishes the Company from others. The Company's seminar systems use a stringent plan of implementation and procedures. Financial institutions are selected based on their willingness to offer life insurance programs to their clients. The following is a brief outline of the step-by-step process of analyzing and conducting the Company seminar.

     o An officer information meeting (OIM) is conducted, for the officers of the institution. This informs the officers of what their clients are going to see and hear. The OIM creates a comfort level between the Company and the bank, which has resulted in higher than industry average results. (See supporting documentation Seminars)
     o The Company requests that the institution gather a list of potential prospects to invite to the "bank sponsored" seminar. Marketing is done with the help of the Company's turnkey program to assure good attendance (targeting 12-15 planning units per seminar).
     o The institution is asked to provide the Company with a suitable location within the institution.
     o Those who attend and are interested in going forward are provided with a free two-hour consultation.

     The average savings presented per planning unit has been, approximately $500,000 per plan, which has allowed for these funds to remain in the community and be available for the purchase of life insurance and investment management services.

     LEAD GENERATION "REFERRALS"

     The Company's programs have the unique ability to create cross-selling opportunities for planning services, life insurance products, trust services and investment management services within the institutions.

     History has shown that because of the relationship that is developed with the bank customer, during the planning process, additional bank services may be provided. The Company will use other methods such as direct mail, point of sale materials, and telemarketing to generate additional leads.

     Relationship with Insurance Carriers, Agents/Planners and other Estate Planning Members

     The Company does:

     o    Receive commissions from insurance carriers
     o    Receive fees from investment managers
     o    Receive fees paid by planning units
     o    Receive fees paid by banks for Company's advice and implementation

     The Company does not:

     o    Share in fees with attorneys or accountants.
     o Provide any type of documentation such as wills trusts or tax preparations.
     o    Provide legal or accounting services.

     DISTRIBUTION CHANNELS

     AGENCY DEVELOPMENT

     To enable the Company to further distribution, it will recruit qualified, independent insurance agents and will require those wanting to participate in the Company program, to attend the mandatory training course. This will insure program uniformity across the United States. This process is crucial in that, our agents are recognized as true professionals, able to operate effectively in the bank and institutional environment.

     Listed below are the criteria for participation in the program, training issues, and costs associated with becoming involved with the Company and guidelines.

     ESTATE PLANNER / AGENT "SEMINAR" TRAINING CERTIFICATION

     o The Company will require that each planner who wants to participate in the Company's seminar program will be required to take the Company training course. The course is designed to provide each planner with specific outlines of what is expected and what is to be presented to member financial institutions and their customers. No planner is permitted to present their own seminar or format to a Company member financial institution or their customer. Course cost: $1,600 per person
     o Planners participating in the seminar program must be certified as a CLU, ChFC or CFP... All others will be based on the decision of management.
     o Planners must have a minimum of five (5) increasingly productive years in the insurance/brokerage business.
     o    Provide their own, Errors and Omission insurance coverage.
     o Minimum of at least an NASD Series 6 and Series 63, and appropriate state life and health licenses.
     o    Must be "Non-captive"
     o Must be willing to utilize the Company's insurance carriers, products and services while participating in the program.

     MARKETING TO AGENCIES, AGENTS AND ESTATE PLANNERS

     Before a contract has been signed with a financial institution, an agent and/or estate planner, within the community will have been trained, identified and contracted. Listed below is the step-by-step process necessary in fulfilling that distribution need.

     o Determine the logistical distribution needs of the bank. This will be determined by the, number, size and geographic locations of the bank's branches.
     o Identify and have agent information sheet filled out (See Supporting Documents).
     o    Interview agents or estate planners.
     o Obtain copy of state licenses for verification and appointment by carriers and code number assignment.
     o    Sign contract with agent or estate planner.

     RESPONSIBILITIES OF THE AGENCY, AGENT AND ESTATE PLANNER

     It is imperative that all of those involved in the Company program adhere to the prescribed "rules of engagement" for proper business conduct and reporting of customer activity. The rules of engagement are designed for the tracking of activity with the financial institution and the Company in mind.

     PRODUCTS

     Products and product development is provided by the insurance carriers and investment companies.

     The Company will only use highly rated insurance carriers and products.

     EXISTING PRODUCTS

     The Company actively promotes but is not limited to, the following products in the financial institution marketplace.

     o    Fixed Annuity
     o    Group Term Insurance
     o    Guaranteed Premium Whole Life
     o    Immediate Annuity
     o    Level Term Insurance
     o    Level Group Term
     o    Long Term Care
     o    Second & First to Die
     o    Single Premium Universal Life
     o    Single Premium Variable Universal Life
     o    Universal Life Insurance
     o    Variable Whole Life
     o    Variable Universal Life
     o    Whole Life
     o    Bank Owned Life Insurance
     o    Corporate Owned Life Insurance
     o    Group and Individual Health Insurance
     o    Group and Individual Disability Insurance

     SALES LEADS & CASE TRACKING

     All tracking and reporting will be processed from the Company's centralized data processing center.

     Sales leads will be submitted to operations for proper assignment and tracking. This information will then be forwarded to the appropriate sales personnel who will be required to document the lead with a mandatory status report. The consistent use of these documents will ensure proper documentation and facilitate the monitoring of the program. The Company will provide institutions with appropriate management reports.

     ADVERTISING/ PUBLIC RELATIONS

     Over the next twelve months, advertising and promotion will focus on industry publications. Our publicity efforts are intended to accomplish the following:

          Increase the Company's reputation and name/brand recognition among banks, insurance agents, insurance carriers and bank consultants.

          Communicate on a regular basis with the following:

          o    Editors of major trade, business and local publications.
          o    Speeches at bank industry trade shows and conferences.
          o    Key management personnel in existing client banks.
          o    Organization of employees and sales representatives.

          PUBLICITY STRATEGY

          Third party endorsements by the press are valuable and very inexpensive advertising.

          The  Company will focus on the following publicity strategies:

          o Continue to receive State and National endorsements for the Company.
          o Develop a sustained public relations effort, with ongoing contact between key editors and top-level personnel.
          o Develop articles written by key executives or clients to be placed in industry publications.
          o Establish contact with editorial staff for the purpose of being included in product "round-ups" service comparisons in publications where competing services are compared.
          o Re-Produce a complete company background to be used as the primary public relations tool for all target media editorial contact. The packaging would include sections on the following broad subjects:
               -    Overview of the Market and opportunities.
               -    Market present and future.
               - Company: history, management philosophy, brief sketches of top executives.
               -    Services and market niches.

          TRADE SHOWS

          The Company will continue to participate in banking association trade shows and the Financial Institutions Insurance Association conferences.

          In deciding on the Company plan for trade shows, the following factors have been taken into consideration:

          o Target audience of the show--will this get the message to our target market?
          o    Geographic location - a good mix of shows around the country.
          o    Time frame--preferable no more than one show a month.
          o    Past experience--if any with the show.

          These strategies are subject to change accordingly with appropriate discussions and recommendations.

          OPERATIONS

          DESCRIPTION OF PROCESS FLOWS

          The Company will be setting up a centralized Service Center to handle all operational and service issues of the company.

          The Service Center will handle all service and operational issues relating to:

          o    The Banks
          o    The Sales Representatives
          o    The Client
          o    The Insurance Carrier

          THE BANKS

          When a new bank indicates its willingness to work with the company, a contract is sent to that bank setting out the terms as agreed upon by the company sales person and the bank officer.

          o The Service Center will follow up on receiving the signed contract back from the bank. Once the Service Center receives the contract, the Bank with all the pertinent data will be entered into the Company's database.
          o A memorandum will be sent to all necessary personnel informing them of the new client, and the contractual arrangement.
          o Any issues or changes relating to the company's program with the bank will be recorded in the database.
          o The Service Center will assist the Bank in obtaining an insurance license and will set up the necessary General Agents Agreement between the Bank and the Insurance Carrier.
          o The Service Center will track all leads given by the bank to the Sales Representatives.

         On a regular basis the Service Center will issue a report to the Bank, which will include:

          o    Sales Premiums
          o    Commissions Pending
          o    Commissions Paid
          o    Pending Sales
          o    Leads Status
          o    Seminar Status

          THE SALES REPRESENTATIVE

          Once a new Sales Representative has been identified the Service Center will receive all their necessary paperwork. The Service Center will:

          o    Run a full background check on the Sales Representative.
          o Advise all necessary personnel of the Sales Representative and the bank(s) they will be servicing.
          o Appoint the Sales Representative with the appropriate Insurance Carrier.
          o Assist the Sales Representative in coordinating all matters relating to the Banks or the Insurance Carriers.

          THE CLIENT

          o The Service Center will maintain a database of all pending and issued life applications.
          o    Clients will be given the telephone number of the Service Center.
          o The Service Center will coordinate any questions or problems the Clients may have relating to the Company.

          THE INSURANCE CARRIER

          When the Company elects to include a Carrier on its approved carrier list, the Service Center will first conduct extensive due diligence on the Carrier and its products.

          o    The due diligence will include:
          o    Ratings
          o    Asset Quality
          o    Service Capabilities
          o    Product History
          o    Product Features

          Once the Due Diligence Team has approved the Carrier the Service Center will conclude the necessary agency agreement with the Carrier.

          The service Center will set up a database of the Carrier, its products and the states in which the carrier and the products have been approved and licensed to sell.

          ADDITIONAL FUNCTIONS UNDERTAKEN IN THE SERVICE CENTER

          o    Compliance
          o    Commission Accounting
          o    Distribution of sales collateral and other marketing pieces

          DESCRIPTION OF INITIAL PROCESS FLOW

          Each primary entity; carrier, bank and agent, will be serviced (coordinated) by a bank representative person in the sales department. The ongoing efforts to attract new entities would occur independently. For example, the product development person would be negotiating a better contract with a new carrier while the bank representative person in trying to solidify relationships with new banks, with the existing carrier contracts. Simultaneously, an agent recruiter will be signing up agents in the new territories where we do not have banks. At the core of the process is the Compliance function, which would interface with each Company sales person. Compliance functions required would be slightly different depending on the entity. However, in general, the initial process would include inventorying the entity's licenses, training and capabilities (including background checks) and entering them into a system, acquiring new licenses, and conducting necessary training. Entities would be on a system of checks and balances for periodic review and any relevant expiration would be noted.

          Specifically, when the Company brings on a new product or carrier, compliance would systematically inventory the states in which the product and carrier have been approved and licensed to sell. In conjunction with new banks and agents, as well as existing banks and agents, compliance would conduct or oversee and record the appropriate licensing and training activities that may be necessary. In the case of a new agent, compliance would perform a background check, verify and record licensing, and conduct or oversee that required training was obtained. All data would be recorded and used to match carrier products with banks and, in turn, with agents.

          DESCRIPTION OF ON-GOING PROCESS

          Each entity would be assigned a primary and secondary (back up) client service person. This person would become the primary link with the entity after the initial process is complete, although the appropriate sales person would still be in the loop as appropriate. The specific functions of client service would depend on the type of entity. In the case of banks, the client service person would accept referrals from banks and record them in the system. They would update bank information as changed and would deliver reports, such as anticipated commission revenue and seminar activity reports to the bank. In the case of agents, the client service person would distribute bank referrals, accept and process agent activity reports, including estate planning seminar activity, maintain case data, accept and process applications, etc. The client service person also functions as a sales support person for the relevant sales personnel, distributing sales information and other materials to agents and banks as directed.

          1. HOW LONG THE COMPANY CAN SATISFY ITS CASH REQUIREMENTS AND WHETHER ADDITIONAL FUNDS WILL BE NEEDED IN THE NEXT TWELVE (12) MONTHS

          Under the current operating budget structure the Company can satisfy all cash requirements for a minimum of the next twelve (12) months and do not see any need for additional funding.

          2. PRODUCT RESEARCH AND DEVELOPMENT THAT WILL BE PERFORMED - Not applicable

          3. EXPECTED PURCHASES AND SALES OF PLANT AND SIGNIFICANT EQUIPMENT - Not applicable

          4.   EXPECTED SIGNIFICANT CHANGES IN NUMBER OF EMPLOYEES

          The Company intends to hire between four (4) and eight (8) full time employees.

     B. FOR THE PAST 2 FULL FISCAL YEARS, DESCRIPTION OF FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING:

          1. KNOWN TRENDS EVENTS, OR UNCERTAINTIES THAT WILL HAVE MATERIAL IMPACT ON COMPANY LIQUIDITY.

          Insurance sales and marketing are a non-cyclical sale and process. To that end, the recent repeal of the Glass Stegall Act of 1933 has set a positive trend for Company business. To the best of management's knowledge there are currently no uncertainties that should have a material impact on the Companies liquidity.

          2.   INTERNAL AND EXTERNAL SOURCES OF LIQUIDITY

          An internal source of liquidity in early 1999 was the sale of stock to members of the Company management team, in the initial phases of expansion in 1999.

          Currently the Company's external sources of liquidity are Company revenues.

          3. MATERIAL COMMITMENTS FOR CAPITAL EXPENDITURES AND EXPECTED SOURCES OF FUNDS FOR SUCH EXPENDITURES

          Not applicable, the Company has no planned capital expenditures for the next 12 months.

          4. KNOWN TRENDS EVENTS, OR UNCERTAINTIES THAT WILL HAVE MATERIAL IMPACT ON NET SALES OR REVENUES.

          The recent repeal of the Glass Stegall Act of 1933 should have a positive trend for Company business and should have a material impact on net sales via (revenues) of the Company.

          5. SIGNIFICANT ELEMENTS OF INCOME OR LOSE NOT ARISING FROM CONTINUING OPERATIONS

          Management has no reason to believe that there are significant elements of income or lose that may arise from continuing operations.

          6. CAUSES FOR MATERIAL CHANGES FROM PERIOD TO PERIOD IN ONE OR MORE LINE ITEMS OF THE COMPANY'S FINANCIAL STATEMENTS

          See Management discussions - Audited Financial Statement (Exhibit "E")

          7. SEASONAL ASPECTS OF BUSINESS THAT HAD A MATERIAL EFFECT ON FINANCIAL CONDITION OR RESULTS ON OPERATIONS

          Estate planning/financial planning "products sales" within the insurance product forum in particular, are non-cyclical, there are no seasonal aspects of business that have a material effect on the financial condition or results of operations.

     C. IF INTERIM FINANCIAL STATEMENTS ARE REQUIRED THE MEMORANDUM MUST INCLUDE COMPARABLE DISCUSSION OF MATERIAL CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS SINCE END OF LAST FISCAL YEAR AND FOR THE COMPARABLE INTERIM PERIOD IN PROCEEDING YEAR.

          See audited report for 1999 (Exhibit "E")

          See un-audited internal compilation report for 1st Q 2000 (Exhibit
          "E")

III. DESCRIPTION OF PROPERTY

     A. LOCATION AND CONDITION OF IMPORTANT PHYSICAL PROPERTIES, INCLUDING DESCRIPTION OF PARTIAL OWNERSHIP ARRANGEMENTS, MORTGAGES, ETC.

     The Company's two primary locations are Dallas, Texas and Washington, Pennsylvania, the condition of these locations are modern facilities located within commercial buildings. The Company rents the office space and owns their furniture and business equipment.

     B. DESCRIBE THE POLICY OF THE COMPANY WITH RESPECT TO EACH OF THE FOLLOWING TYPE OF INVESTMENTS, INCLUDING LIMITATIONS ON THE PERCENTAGE OR TYPE OF INVESTMENT, THE PRIMARY PURPOSE OF EACH TYPE OF INVESTMENT AND THE ABILITY OF THE COMPANY TO CHANGE SUCH POLICY:

     1.   INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE - Not applicable

     2.   INVESTMENT IN REAL ESTATE MORTGAGES - Not applicable

     3. SECURITIES OF OR INTEREST IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES - Not applicable

IV.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

     A.   TABLE SHOWING HOLDINGS OF 5% BENEFICIAL OWNERS

     Kevin P. Maloney, President, CEO & Secretary: 7,500,000 shares

     B.   TABLE SHOWING HOLDINGS OF DIRECTORS, NOMINEES AND OFFICERS,
          COLLECTIVELY

     Directors (current)
     Kevin P. Maloney: 7,500,000
     Tim Smail:          100,000

     Directors (Elect)

     Stephen Bradley
     Royce Flippin
     Christophere Illick
     Dennis Rushovich
     Hilliard Zola
     Upon election to the Board of Directors, each director will receive 250,000 shares and expenses for attendance at meetings.

     C. DESCRIPTION OF ARRANGEMENTS THAT MAY RESULT IN CHANGE IN CONTROL OF COMPANY - None

V.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

     A. IDENTIFICATION OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

     Kevin P. Maloney, President, CEO and Secretary.
     Timothy E. Smail, Treasurer

     B. DESCRIPTION OF BUSINESS EXPERIENCE OVER PAST FIVE YEARS OF DIRECTORS, OFFICERS AND NOMINEES TO THE BOARD, INCLUDING OTHER DIRECTORSHIPS.

     KEVIN P. MALONEY, PRESIDENT, CEO, SECRETARY AND BOARD OF DIRECTOR
     Mr. Maloney is formerly the Senior Managing Director/Founder of Asset Protection Trust Company, Inc. one of the leading marketing company in the United States of foreign situs trust and founder of Insurance Marketing Group, LLC. Previously, Mr. Maloney was an Investment Banker for Spencer Trask Securities, Inc. While at Spencer Trask his responsibilities included leverage buyouts, mergers and acquisitions and restructuring of both public and private companies. Prior to that, he was a registered Merchant Banker under the General Obligation Law of Switzerland and the United Kingdom. He worked throughout the European community and the Middle East and through significant contacts in the European banking community he developed offers to his clients in excess of one billion dollars. In addition, Mr. Maloney structured one of eight licensed currency exchange houses in the United Arab Emirates. He was chosen by the Federal Islamic Republic of Comoros among others, to develop their credit worthiness in the Western Capital Markets, as well as, lead the efforts to restore the infrastructure to the country with regards to utilities, Medicare, education, public housing, fishing industry and tourism. Prior to that, Mr. Maloney was an Investment Banker with Balis and Zorn Securities, Inc. and Asset Management Company where he marketed asset management services and products, as well as analyzed and formed strategies for the acquisitions of public and private companies for high net worth, high profile clients. Prior to that, Mr. Maloney was with Nutmeg Securities, Inc., where he trained and specialized in initial public offerings. Mr. Maloney was Senior Advisor and Negotiator in the purchase/sale of an existing National Football League and Major League Baseball franchise. Mr. Maloney began his career in his family's business for which he remains a financial advisor. Mr. Maloney received his Bachelors degree from the University of Pittsburgh with Advance Studies from the Wharton School of the University of Pennsylvania, Aresty Institute of Executive Education and The London School of Economics.

     TIMOTHY E. SMAIL, TREASURER AND BOARD OF DIRECTOR
     Mr. Smail is currently Controller, Secretary and Treasurer of Fieldstone Inc. a privately held death care business in Pennsylvania and the U.S. Virgin Islands. Prior to Fieldstone Mr. Smail was a staff accountant for Management Problem Solvers a full service accounting, financial and business consulting firm with clients nation wide. Mr. Smail is a Certified Public Accountant offering accounting, tax and financial consulting services to individuals, small businesses, estate and trusts as a sole practitioner. Mr. Smail has been a member of the Board of Directors for several privately held corporations including Fieldstone Inc., Metro Medical Equipment Co. and Sickroom Services Inc. as well as a member of the Board of Directors of (formerly Mortgage Bankers Holding Corp. since 1996) National Institute Companies of America. Mr. Smail holds a BS degree from Indiana University of Pennsylvania and Professional Certification by the Commonwealth of Pennsylvania as a Certified Public Accountant.

     NOMINATED BOARD OF DIRECTORS

     STEPHEN W. BRADLEY
     Mr. Bradley is currently a Managing Director of Fortrend International LLC, an Investment Bank in New York. Mr. Bradley is also the founder and principal of Salem Partners, Inc. New York a consulting firm for global business development in North America, South Africa, Spain, Austria, Greece, Croatia, Mexico and Brazil. In 1991-93 Mr. Bradley was Executive Vice President of Daiwa America Securities, Ltd. Responsible for all trading, structured finance, new product development, derivatives and securitization, in both the debt and equity disciplines. From 1982 to 1991 Mr. Bradley was Managing Director - Merrill Lynch Capital Markets, while at Merrill Mr. Bradley conceived, developed and managed the Capital Equities Division for Merrill creating the organizational infrastructure, responsible for all direction over negotiations, pricing, structure and risk management. From 1968 to 1982 Mr. Bradley was Vice President of Paine Webber- Capital Commitment, responsible for the pricing, trading and marketing of all primary market products. Mr. Bradley managed all sales and marketing departments for the entire branch office system of Paine Webber for primary debt and equity securities. Mr. Bradley holds a BS Finance degree - University of Arizona and his MBA in International Finance Program - American Graduate School of International Management.

     ROYCE N. FLIPPIN, JR. CHAIRMAN-NOMINATED
     Royce N. Flippin, Jr. is the director of program advancement for the Massachusetts Institute of Technology and president of Flippin Associates, which provides strategic and implementation services for both the public and private sectors. He is a consulting managing director for the full-service commercial real estate firm of Keoppel, Tener, Riguardi, Inc., a certified associate for Drake, Beam, Morin, Inc. and is a member of the board of governors of the Princeton Club of New York. Mr. Flippin served for several years as a member of the finance committee of the Eastern College Athletic Conference (ECAC) and was the organization's president in 1988-89. He also served a five-year term on the 14-member executive committee of the National Collegiate Athletic Association (NCAA), responsible for the financial affairs and all championships of the NCAA. Mr. Flippin has held positions with Exxon and General Foods Corporation and he was President of First Spectrum, Inc., one of the first socially responsible mutual funds. Mr. Flippin is currently a Board of Director of The Sullivan Group, a division of the Travelers Group, Smith Barney, Inc., Ariel Capital Management Mutual Fund, Radkowsky Thorium Power Corporation, Kinematix, Inc., and Asphalt Green.

     CHRISTOPHER D. ILLICK
     Mr. Illick is currently a Senior Officer of Brean Murry & Company Inc., an Investment Bank in New York. Mr. Illick is also a general partner of Illick Brothers, which he organized in 1965 to continue a family real estate ownership and management business. Mr. Illick was a founder in 1968 and the President of the US subsidiary of Robert Fleming Holdings Limited, London. For approximately fifteen years, Mr. Illick effected corporate finance transactions and identified investment opportunities for Fleming's clients in the UK, Europe, the Far East and the US, in addition to managing the over-all US business. In 1986, Mr. Illick subsequently became a Director, and Chief Administrative Officer and General Counsel of CG America Corporation, a privately held specialty reinsurance holding company. He was responsible for administration, legal affairs and its substantial portfolio of diversified domestic and international investments. After the sale of CG America in 1991, Mr. Illick remained through 1992 to assist in the transition. Thereafter Mr. Illick undertook selected successive entrepreneurial management positions. Mr. Illick began his career as a lawyer at Brown & Wood on Wall Street. He became a member of the Bar of the

     State of New York and a registered principal with the National Association of Securities Dealers. Mr. Illick has been a member of the Board of Directors for several privately held corporations and many public corporations, including Aliginis, Intersil, Loehmann's, National Transaction Network, Bio-Technology General, Biomune Systems and The Mercantile & General Reinsurance Company of America. Mr. Illick holds a BA degree from Trinity College and a LLB degree from the University of Virginia Law School.

     DENNIS C. RUSHOVICH
     Mr. Rushovich is formerly the CFO and COO of Independent Financial Marketing Group ("IFMG"). IFMG is one of the largest third party marketers ("TPM's") of annuities and mutual funds through financial institutions, with sales of proceeds in excess of $2.2 billion in 1997. Prior to Independent Financial Mr. Rushovich, was CFO of the marketing division of Sage Holding's, a large mutual fund and insurance group based in South Africa. In 1985 he was sent to the USA to assist in the development of a financial planning firm (Independent Financial Services) for Sage. In 1989 Mr. Rushovich and with other senior executives of Independent Financial formed Independent Financial Marketing Group, a third party marketing company. In 1990 due to political problems of being a subsidiary of a South African corporation Mr. Rushovich was instrumental in negotiating the buy-out of the South African parent. From 1989 to 1996 the company expanded to be one of the largest marketers of annuities and mutual funds to banks. In 1996 Independent Financial was sold to Liberty Financial Companies.

     HILLIARD A. ZOLA
     Hilliard Zola brings a substantial background in law and business to his position as President of Dierman Wortley and Zola, Inc. (DWZ). Immediately prior to the formation of DWZ, Mr. Zola served as the Co-Managing Partner, along with Sir Roy Denman, of Denman & Partners an international trade-consulting firm with offices in Brussels and Washington, D. C. He also founded the International Consulting Group, Ltd. (ICG), a Washington based firm, which provided risk assessment and business consulting services to a wide variety of domestic and international companies. These enterprises afforded Mr. Zola the opportunity to combine his strategic planning skill with investment analysis, research and government relation experience. Mr. Zola practiced law in Washington serving as Of Counsel to several of the city's premier law firms. His prior government background includes serving as Legal Adviser for the Economic Development Administration of the U. S. Department of Commerce and as a Special Assistant to the U. S. Secretary of Transportation for Policy Development & International Affairs. In 1974 he was appointed by President Gerald Ford to serve as Vice President of Insurance of the Overseas Private Investment Corporation (OPIC), a U. S. Government corporation. Subsequent to his federal service, Mr. Zola became Vice President of Alexander & Alexander, Inc., one of the nation's largest insurance brokers where his principal efforts were devoted to political risk analysis and various risk transfer mechanisms for major multinational corporations and financial institutions. He appeared frequently as a speaker and lecturer on the subject of political risk considerations and investment strategy, including at the International Conference on Construction in the Middle East, hosted by The Financial Times of London. Additionally he addressed the Ministry of Public Works of Bahrain and the U. S. - Arab Chamber of Commerce on the topic of U. S. participation in Arab infrastructure projects and at the Fletcher School of Law and Diplomacy where his address was entitled, Geopolitics - A Pragmatic Approach to International Relations. Mr. Zola founded the Homebuilder Ad Hoc Policy Group in 1981 and served as it's Executive Director through 1990. The Group was a national trade association comprised of the nation's largest single-family homebuilders and mortgage banking companies. In support of those activities he founded the Political Action Committee, Housing for America and was it's Executive Director form 1981 through 1989. Mr. Zola served as Counsel to the first post-Communist Ambassador of Hungary, Hon. Peter Zwack and founded the Friends of Hungary Foundation, a tax-exempt non-profit institute promoting U. S./Hungarian relations. The firm of Dierman, Wortley & Zola, Inc. provides counsel on financial strategies as well as representing public and private clients in the housing, housing finance, telecom and health care sector, here and abroad. In addition the firm has advised numerous foreign governments and ministries on a broad range of issues.

     C.   FAMILY RELATIONSHIPS AMONG DIRECTORS, OFFICERS AND NOMINEES TO THE
          BOARD.

     Not applicable

     D. INVOLVEMENT DURING PAST 5 YEARS OF DIRECTORS, OFFICERS, NOMINEES OR PROMOTERS IN LEGAL PROCEEDINGS THAT REFLECT ON FITNESS FOR OFFICE.

     Two (2) former officers of Mortgage Bankers Holding Corporation, were the subject of an investigation proceedings by the Securities and Exchange Commission. No formal proceedings or actions / proceeding where instituted as the date of this filing. The Company (under new management) has redeemed that bonds/notes which where the subject matter of the investigation.

     The wholly owned subsidiary (Commonwealth Capital Investment Corporation) will be dissolved upon completion of the redemption.

VI.  EXECUTIVE COMPENSATION

     A. TABLE SHOWING CASH COMPENSATION OF EACH OF THE FIVE MOST HIGHLY PAID INDIVIDUAL EXECUTIVE OFFICERS EARNING OVER $60,000 AND OF EXECUTIVE OFFICERS AS A GROUP, STATING THE NUMBER OF PERSONS IN THE GROUP WITHOUT NAMING NAMES.

     Not applicable

     B. COMPENSATION PURSUANT TO EMPLOYEE BENEFIT PLANS THAT DISCRIMINATE IN FAVOR OF OFFICERS AND DIRECTORS.

     At the current time, there is no employee benefit plan.

     C.   DESCRIPTION OF STOCK OPTION PLANS, INCLUDING:

     1.   With respect to stock options granted during the preceding fiscal year

          o Title and aggregate amount of securities subject to options Paul Apostolou - 500,000 options on November 15th 1999

               If option exercise price was less than 100% or market value of security on date of grant, disclosure of that fact and market price on such date.

               Hilliard Zola 500,000 options on September 14th 1999 Bob Lewis 500,000 options on September 14th 1999 James L. Carr 300,000 options on September 14th 1999

               The average per share exercise price was $0.10 per share.

          o The Market price of the stock on the date of grant was: Twenty (.20) cents

     D. OTHER COMPENSATION TO EXECUTIVE OFFICERS IN EXCESS OF $25,000 PER INDIVIDUAL OR 10% OF CASH COMPENSATION.

     Certain executive officers were paid stock in lieu of cash for services rendered. Those person(s) are:

     Kevin P. Maloney President, CEO and Secretary


     E.   COMPENSATION TO DIRECTORS:

     Directors (upon final nomination) will be compensated with restricted stock of 250,000 shares divided quarterly, as to be determined by the Board of Directors.

VII. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     A. TRANSACTION INVOLVING CONSIDERATION IN EXCESS OF $60,000 TO WHICH THE COMPANY WAS A PARTY DURING PREVIOUS TWO YEARS, OR PRESENTLY PROPOSED TRANSACTIONS, IN WHICH DIRECTORS, NOMINEES, EXECUTIVE OFFICERS, 5% SHAREHOLDERS, OR ANY FAMILY OF THE FOREGOING WERE DIRECTLY OR INDIRECTLY INTERESTED.

     There are no past or present transactions that the Company, directors, nominees, executive officers, 5% shareholders, or any family members past or present are directly or indirectly involved.

     B.   TRANSACTIONS WITH PROMOTERS AND PUBLIC RELATIONS FIRMS.

     The Company has retained two (2) public relations firms:

     Capital Research Group/The Subway.com:       1,000,000 shrs @ .22/share
     OHN Research Group:                            400,000 shrs @ .22/share

VIII. LEGAL PROCEEDINGS

     A.   MATERIAL PENDING LEGAL PROCEEDINGS

     From time to time the Company has been named as a defendant in law suits in the ordinary course of business. None of the lawsuits are expected to have a material effect on the Company.

     B. MATERIAL LEGAL PROCEEDINGS KNOWN TO BE CONTEMPLATED BY GOVERNMENTAL AUTHORITIES

     None is known at this time. Please see Section IV. Paragraph D above.

     C. MATERIAL PROCEEDINGS IN WHICH ANY INSIDER HAS AN INTEREST ADVERSE TO THE COMPANY:

     There are no proceedings in which any insider has an interest adverse to the Company

     D.   MATERIAL ENVIRONMENTAL PROCEEDINGS - Not applicable

IX.  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     A. DESCRIPTION OF THE MARKETS, IF ANY, ON WHICH THE COMPANY'S COMMON STOCK IS TRADED

     The Company's stock is currently traded on the Over the Counter, Bulletin Board (OTC: BB:)

     B. QUARTERLY PRICE INFORMATION FOR PUBLICLY TRADED COMMON STOCK FOR LAST TWO FISCAL YEARS AND TO DATE FOR CURRENT YEAR (SEE ATTACHED - EXHIBIT "L")

     C.   APPROXIMATE NUMBER OF HOLDERS OF EACH CLASS OF COMMON STOCK

         Common stock:                                        1388
         Series A Convertible Preferred:                      0
         Series B non-convertible, non-voting:                2

     D. DISCUSSION OF CASH DIVIDENDS DECLARED ON COMMON STOCK FOR LAST TWO FISCAL YEARS AND TO DATE IN CURRENT YEAR - None

     E. DISCUSSION OF ANY CURRENT OR FUTURE RESTRICTION ON ABILITY TO PAY DIVIDENDS

     The Company does not foresee any current or future dividends being paid.

X.   RECENT SALES OF UNREGISTERED SECURITIES

     A. GIVE THE DATE, TITLE AND AMOUNT OF ALL SECURITIES SOLD WITHIN THE PAST THREE YEARS WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933

     Date:             5 November 1998
     Title:            Regulation D 504 B Offering
     Amount:           $50,000 = 2,365,863 shares of common stock

     B. GIVE THE NAMES OF THE PRINCIPAL UNDERWRITERS, IF ANY. IF SALES WERE NOT MADE PUBLICLY, THEN IDENTIFY THE PERSONS OR CLASS OF PERSONS TO WHOM THE SECURITIES WERE SOLD

     There were no underwriters

     Identity of the persons or class of persons: (See Attached - Subscription Agreement)

          1.   Windsor Capital Finance, Inc            $10,000 = 388,350 shares
               Person'(s) name:                        Robert Crivello
               Address:                                3220 Old Ranch Parkway,
                                                       Suite 300
                                                       Seal Beach, California
                                                       90740

          2.   Shape Family Trust                      $20,000 = 766,669 shares
               Person'(s) name:                        Steven M. Shape
               Address:                                910 Skokie Blvd.
                                                       Suite 204
                                                       Northbrook, Ill. 60062

          3.   Phoenix Financial LTD                   $20,000 = 766,669 shares
               Person'(s) name:                        Rick Shirrell
               Address:                                P.O. Box 190428
                                                       St. Louis, Mo. 63119

     C. GIVE THE TOTAL OFFERING PRICE AND THE TOTAL COMMISSIONS FOR ANY OFFERING FOR CASH

     Total offering price was:  $50,000

         Commissions were paid in the form of Stock to:

         1.    Britannia Development Company Limited:  194,175
               Person'(s) name:                        John Brda
               Address:                   10 South Brentwood, Suite 416
                                          St. Louis, MO 61305
         2.    M&A West:                  250,000
               Person'(s) name:           Scott Kelly
               Address:                   583 San Mateo Ave
                                          San Bruno, CA 94066

     D. GIVE THE RULE UNDER WHICH YOU CLAIMED AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION

     The Company claimed the exemption under Regulation D, 504 B, as promulgated there under.

     The Company (under new management) settled this sale and issuance upon being sued by the purchasers. Based upon the opinion of counsel, the matter was settled in which it was recognized that the plaintiff was entitled to the shares (See attached Exhibit "M").

XI.  DESCRIPTION OF SECURITIES

     A. IF THE COMPANY IS OFFERING COMMON STOCK, DESCRIPTION OF ANY DIVIDEND, VOTING, PREEMPTIVE AND ANY OTHER MATERIAL RIGHTS

     The Company is not offering any common stock.

     B. IF THE COMPANY IS OFFERING PREFERRED STOCK, DESCRIPTION OF THE DIVIDEND, VOTING, CONVERSION, LIQUIDATION, AND OTHER MATERIAL RIGHTS, AS WELL AS REDEMPTION OR SINKING FUND PROVISIONS

     The Company is not offering any preferred stock

     C. DESCRIPTION OF ANY MECHANISMS THAT WOULD INHIBIT A CHANGE OF A CONTROL OF THE COMPANY

     There are no mechanisms that would inhibit a change of control of the Company.

     D.   WITH REGARD TO DEBT SECURITIES:

     1. DESCRIPTION OF MATURITY DATE, INTEREST RATE, CONVERSION OR REDEMPTION FEATURES AND SINKING FUND REQUIREMENTS

     The Company has no debt against securities.

XII. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     A. State wherein any statue, charter provisions, by-laws, contract or other arrangements inheres or indemnifies a controlling person, director or officer of the main business or its liability on that capacity

          The Corporation shall be empowered to indemnify its officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the New York Business Corporation Law, or any successor provision.

XIII. FINANCIAL STATEMENTS

     A.   Annual Financial Statement (See attached Audited Financial Statement)

     B. Internal Financial Statement for First Quarter (See attached addendum "un-audited" financial statement to Audited Financial Statement)

XIV. CHANGES IN AN DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     The Company has never had any disagreement with the Company accountants on any accounting and financial disclosure issues in the three (3) years that the accountants have been auditing the Company's finances.

     Exhibits

2      Plans of Merger or Acquisition - Not applicable
3(i)   Articles of Incorporation - See attached w/Amendments
3(ii)  Bylaws - See attached (As a part of exhibit "A")
5      Legal Opinions - See attached
9      Voting Trust Agreement - Not applicable
10     Material Contracts - Not applicable
21     Subsidiary Disclosure - Not applicable
23 Tax Opinions - Stokes Kelly & Hinds, LLC (See attached Audited Financial Statement)
24     Power of Attorney - Not applicable
99.1 Quarterly price information for publicly traded common stock for last two fiscal years and to date for current year
99.2   Windsor Capital Finance, Inc. v. MBHC, et al.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                    NATIONAL INSTITUTE COMPANIES
                                                    OF AMERICA, INC.


                                                    ----------------------------
                                                           (Registrant)

Date    May 17, 2000                              By /s/ Kevin Maloney
     -------------------------                      ----------------------------
                                                           (Signature)

CONSENT OF INDEPENDENT AUDITORS



As independent auditors, we hereby consent to the incorporation of our report, dated May 5, 2000 in this annual report of Mortgage Bankers Holding Corp. in Form 10.




/s/ STOKES KELLY & HINDS, LLC
-----------------------------
Stokes Kelly & Hinds, LLC
Pittsburgh, Pennsylvania


May 8, 2000

                         MORTGAGE BANKERS HOLDING CORP.

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

                               TABLE OF CONTENTS



Independent Auditor's Report                                        F-4


Consolidated Financial Statements

         Balance Sheets                                             F-5

         Statements of Stockholders' Equity (Deficit)               F-6

         Statements of Operations                                   F-7

         Statements of Cash Flows                                   F-9

         Notes to Financial Statements                             F-11

                                          [STOKES KELLY & HINDS, LLC LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Mortgage Bankers Holding Corp. Washington, Pennsylvania



We have audited the accompanying consolidated balance sheets of Mortgage Bankers Holding Corp. and Subsidiaries (Company or Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mortgage Bankers Holding Corp. and Subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






/s/ STOKES KELLY & HINDS, LLC

Stokes Kelly & Hinds, LLC
Pittsburgh, Pennsylvania



May 5, 2000

                         MORTGAGE BANKERS HOLDING CORP.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                     ASSETS


                                                                   1999                1998
                                                                ----------          ----------
CURRENT ASSETS

    Cash                                                        $   59,404          $    5,236
    Accounts receivable                                            109,170              14,630
    Investment in Growth Fund Partnership, Inc.                  2,500,000                  --
                                                                ----------          ----------

             TOTAL CURRENT ASSETS                                2,668,574              19,866



INVESTMENT IN GROWTH FUND PARTNERSHIP, INC,                             --           2,500,000



PROPERTY, PLANT AND EQUIPMENT
    Less accumulated depreciation of $136,659
      in 1999 and $123,736 in 1998                                  61,045             602,925



GOODWILL
    Less accumulated amortization of $56,673 in 1999               705,517                  --
                                                                ----------          ----------




             TOTAL ASSETS                                       $3,435,136          $3,122,791
                                                                ==========          ==========


See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                      1999                  1998
                                                                   -----------           -----------
CURRENT LIABILITIES
    Accounts payable                                               $   208,694           $   325,561
    Accrued and withheld payroll taxes                                 421,322               374,471
    Accrued interest                                                   376,253               192,760
    Accrued legal settlements                                        1,475,000                    --
    Accrued other                                                       19,179                    --
    Debt                                                             2,572,619             2,320,001
                                                                   -----------           -----------

             TOTAL CURRENT LIABILITIES                               5,073,067             3,212,793
                                                                   -----------           -----------

COMMITMENTS AND CONTINGENCIES                                               --                    --

STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock (par value $.0001 - authorized
       100,000,000 and 50,000,000 shares,
       47,796,594 and 19,470,500 issued and
       outstanding at December 31, 1999 and 1998)                        4,780                 1,947
    Preferred stock Series A (par value $.0001-authorized
       5,000,000 shares, -0- and 391,667 issued and
       outstanding at December 31, 1999 and 1998)                           --                    39
    Preferred stock Series B (par value $100 -
       authorized 200,000 shares, 200,000 shares issued
       and outstanding at December 31, 1999 and 1998)                2,500,000             2,500,000
    Treasury Stock (common: 2,320,000 and -0- shares
       at 1999 and 1998) at cost                                          (232)                   --
    Additional paid-in-capital                                       4,972,461             2,149,992
    Retained earnings (deficit)                                     (9,114,940)           (4,741,980)
                                                                   -----------           -----------

             TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                   (1,637,931)              (90,002)
                                                                   -----------           -----------

             TOTAL LIABILITIES AND STOCKHOLDERS'
                EQUITY (DEFICIT)                                   $ 3,435,136           $ 3,122,791
                                                                   ===========           ===========






See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                     1999                   1998
                                                                 ------------           ------------
REVENUE
    Mortgage and insurance related fees and commissions          $    318,813           $    230,505
    Interest                                                               --                226,465
                                                                 ------------           ------------

                                                                      318,813                456,970
OPERATING EXPENSES
    Salaries and contracted services                                  767,063                695,438
    Depreciation and amortization                                      85,448                 36,479
    Professional fees                                                 147,191                 80,200
    Other operating expenses                                        1,810,025                830,262
                                                                 ------------           ------------

                                                                    2,809,727              1,642,379
                                                                 ------------           ------------

LOSS FROM OPERATIONS                                               (2,490,914)            (1,185,409)

OTHER INCOME AND (EXPENSE)
    Interest expense                                                 (183,492)              (170,769)
    Amortization                                                           --               (308,497)
    Provision for loan loss                                                --                (78,781)
    Legal settlements                                              (1,690,547)              (106,760)
    Loss on abandonment of building                                    (8,007)                    --
                                                                 ------------           ------------

                                                                   (1,882,046)              (664,807)
                                                                 ------------           ------------

LOSS BEFORE PROVISION OR CREDIT FOR
    FEDERAL AND STATE INCOME TAXES                                 (4,372,960)            (1,850,216)

FEDERAL AND STATE INCOME TAXES                                             --                     --
                                                                 ------------           ------------

NET LOSS                                                         $ (4,372,960)          $ (1,850,216)
                                                                 ============           ============

Basic earnings (loss) per share                                  $       (.17)          $       (.22)

Diluted earnings (loss) per share                                $       (.17)          $       (.22)

Average shares outstanding - basic                                 25,878,602              8,530,090
                                                                 ============           ============

Average shares outstanding - diluted                               25,878,602              8,530,090
                                                                 ============           ============




See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    YEARS ENDING DECEMBER 31, 1999 AND 1998

                                                                                 Preferred Stock           Preferred Stock
                                                       Common Stock                 Series A                Series B
                                                   Shares           $            Shares       $         Shares         $
                                                 ----------      --------      ----------   ------     ---------  ------------
BALANCE AT JANUARY 1, 1998                        6,300,000           630       2,186,667      219       200,000   18,000,000

Issuance of stock for compensation                  672,500            67
Issuance of stock for services rendered           5,474,000           547
Issuance of stock for legal settlements             774,000            77
Conversion of preferred to common stock           6,250,000           626      (1,795,000)    (180)
Write down of GFPI Investment                                                                                     (15,500,000)
Additional paid in capital
Loss for the year ended 1998
                                                 ----------      --------      ----------   ------     ---------  -----------

BALANCE AT DECEMBER 31, 1998                     19,470,500         1,947         391,667       39       200,000    2,500,000

Issuance of stock                                 4,568,570           457
Issuance of stock for compensation                3,440,000           344
Issuance of stock for services rendered           1,825,000           183
Issuance of stock for legal settlements           1,996,154           200
Issuance of preferred stock                                                       160,000       16
Issuance of stock to subsidiary                  11,000,000         1,100
Retirement and cancellation of common stock         (20,300)           (2)
Conversion of preferred to common stock           5,516,670           551        (551,667)     (55)
Additional paid in capital
Loss for the year ended 1999
                                                 ----------      --------      ----------   ------     ---------  -----------
BALANCE AT DECEMBER 31, 1999                     47,796,594         4,780              --       (0)      200,000    2,500,000
                                                 ==========      ========      ==========   ======     =========  ===========

                                                                                Additional        Retained
                                                                                  Paid-in         Earnings
                                                      Treasury Stock              Capital         (Deficit)             Total
                                                  Shares            $                $                $                   $
                                                 ---------      ---------        ---------       ----------          ----------
BALANCE AT JANUARY 1, 1998                                                        944,770        (2,891,764)         16,053,855

Issuance of stock for compensation                                                 93,533                                93,600
Issuance of stock for services rendered                                           675,506                               676,053
Issuance of stock for legal settlements                                           106,683                               106,760
Conversion of preferred to common stock                                                                                     446
Write down of GFPI Investment                                                                                       (15,500,000)
Additional paid in capital                                                        329,500                               329,500
Loss for the year ended 1998                                                                     (1,850,216)         (1,850,216)
                                                 ---------      ---------       ---------        ----------          ----------

BALANCE AT DECEMBER 31, 1998                                                    2,149,992        (4,741,980)            (90,002)

Issuance of stock                                                                 354,972                               355,429
Issuance of stock for compensation                                                515,356                               515,700
Issuance of stock for services rendered                                           364,817                               365,000
Issuance of stock for legal settlements                                           201,196                               201,396
Issuance of preferred stock                                                                                                  16
Issuance of stock to subsidiary                  2,320,000           (232)      1,127,300                             1,128,168
Retirement and cancellation of common stock                                                                                  (2)
Conversion of preferred to common stock                                                                                     496
Additional paid in capital                                                        258,828                               258,828
Loss for the year ended 1999                                                                     (4,372,960)         (4,372,960)
                                                 ---------      ---------       ---------        ----------          ----------
BALANCE AT DECEMBER 31, 1999                     2,320,000           (232)      4,972,461        (9,114,940)         (1,637,931)
                                                 =========      =========       =========        ==========          ==========


See Accompanying Notes

                         MORTGAGE BANKERS HOLDING CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDING DECEMBER 31, 1999 AND 1998


                                                            1999                   1998
                                                         -----------           -----------
OPERATING ACTIVITIES

    Net Income (Loss)                                    $(4,372,960)          $(1,850,216)
    Adjustments to Reconcile Net
       Income (Loss) to Net Cash
       Used by Operating Activities:
          Depreciation and amortization                       85,448               344,976
          Issuance of common stock for expenses            2,566,202               876,859
          Provision for loan loss                                 --                78,781
          Loss on abandonment of building                      8,007                    --
       (Increase) decrease in:
          Accounts receivable                                (79,833)                5,132
          Other assets                                            --                 5,510
       Increase (decrease) in:
          Accounts payable                                  (116,867)              197,848
          Accrued payroll                                         --              (448,623)
          Accrued payroll taxes                               46,851               214,227
          Accrued interest                                   183,492               136,639
          Accrued other                                           --                (1,368)
          Accrued legal settlements                        1,475,000                    --
                                                         -----------           -----------

NET CASH (USED) BY OPERATING ACTIVITIES                     (204,660)             (440,235)
                                                         -----------           -----------

FINANCING ACTIVITIES
    Increase in long-term debt                                    --               296,931
    Increase in additional paid-in capital                   258,828               329,500
                                                         -----------           -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                    258,828               626,431
                                                         -----------           -----------
NET INCREASE IN CASH                                          54,168               186,196

BEGINNING CASH BALANCE (DEFICIT)                               5,236              (180,960)
                                                         -----------           -----------
ENDING CASH BALANCE                                      $    59,404           $     5,236
                                                         ===========           ===========

                         MORTGAGE BANKERS HOLDING CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDING DECEMBER 31, 1999 AND 1998


                                                                        1999                1998
                                                                      --------          -----------
SUPPLEMENTAL DISCLOSURE
     Cash paid during the year for interest                           $     --          $        --

NON-CASH ACTIVITIES
    Writedown of investment in Growth Fund Partnership, Inc.          $     --          $15,500,000
    Conversion of preferred stock and issuance
       of common stock                                                      39                   --
    Acquisition of NICA financed through debt                          780,000                   --
    Abandonment of property in settlement of debt                      527,382                   --
    Issuance of treasury shares                                            232                   --



See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting polices of Mortgage Bankers Holding Corp. and subsidiaries ("Corporation" or "Company") and the methods of applying these policies conform with generally accepted accounting practices. The accounting and reporting policies and the methods of applying these policies which significantly effect the determination of the Company's financial position, results of operations and cash flows are summarized below.

NATURE OF OPERATIONS

Mortgage Bankers Holding Corp. owned and operated the following wholly owned subsidiaries:

    Mortgage Bankers Service Corporation ("MBSC") - MBSC was a mortgage corporation licensed in three states that provides conforming and non-conforming mortgage loans. During 1998, MBSC ceased operations and out of existence documents were filed with the appropriate state authorities.

    Commonwealth Capital Investment Corporation ("CCIC") - CCIC issued unregistered securities to Pennsylvania residents desiring long term investments, pursuant to Section 203(d) of the Pennsylvania Securities Act of 1972 as amended. Proceeds from the sales are used for lending to a variety of individuals and companies and corporate working capital needs. During 1998, CCIC ceased operations and out of existence documents were filed with the appropriate state authorities.

    Pinnacle Insurance and Investment Group, Inc. ("PIIG") - PIIG was a licensed insurance agency in the state of Pennsylvania. PIIG offers a variety of life, annuity and burial supplement insurance productivity. During 1998, PIIG ceased operations and out of existence documents were filed with the appropriate state authorities.

    International Auto Funding Corp. ("IAF") - IAF was licensed in the States of Pennsylvania and West Virginia. This subsidiary began operations on July 1, 1998. IAF offers sub-prime auto financing products. IAF was known as Prince George Home, which was inactive at December 31, 1997. During 1998, IAF ceased operations and out of existence documents were filed with the appropriate state authorities.

    National Settlements, Inc. ("NSI") - NSI was licensed in the state of Pennsylvania. NSI is an abstract Corporation that closes residential mortgage loans. NSI was acquired by the Company on May 1, 1998. During 1998, NSI ceased operations and out of existence documents were filed with the appropriate state authorities.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


      National Institute Companies of America, Inc, ("NICA") and its wholly owned subsidiaries:

         National Institute for Estate Planning, Inc. which provides estate planning services.

         National Institute for Financial Services, Inc. which provides financial services.

         National Institute for Retirement Planning, Inc. which provides retirement planning services.

         NIEP Agency, Inc which is a licensed insurance agency.

         National Institute for Employer Benefits, Inc. which provides employee benefit consulting.

During 1998, there were changes in management, and the Company redirected its operating focus from mortgage banking activities to expanding their insurance and estate planning services through cooperation and agreements with community banks.


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.


USE OF ESTIMATES

The preparation of the financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

While management uses available information recognize losses on loans and investment, further reductions in the carrying amounts may be necessary based upon changes in economic conditions. It is reasonably possible that estimated losses may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated as of the date of the report.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the company considers cash on hand and deposits in other financial institutions with an original maturity of (90) days or less to be cash or cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

Land is carried at cost. Building, furniture, fixtures and equipment are carried at cost less accumulated depreciation. Building, furniture, fixtures and equipment are depreciated using the straight line method over the estimated useful life of the assets ranging from 3 to 40 years.

GOODWILL

Goodwill represents the excess cost of the acquisition of NICA over the fair value of it's assets acquired and liabilities assumed. Goodwill is being amortized on the straight line method over 15 (fifteen) years.

Included in other amortization expense for 1998 is the write down of goodwill, organizational costs and deferred origination fees related to the subsidiaries that ceased operations during 1998.

INCOME TAXES

Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires the determination of deferred income taxes utilizing the liability method under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period will be determined using the current tax rate expected to apply to taxable income in the period in which the deferred tax asset of liability is expected to be settled or realized. There are no substantial differences between financial and tax reporting.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimated future cash flows. In that regard, the derived fair value estimates cannot be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts present do not represent the underlying value of the Company.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair values.

OFF BALANCE SHEET ITEMS - The fair value of these items approximate their contractual amount.

NOTES PAYABLE AND INVESTOR NOTES PAYABLE - Fair values of notes payable are estimated using discounted cash flow analysis based on the company's incremental borrowing rates for similar types of borrowing arrangements.

ACCOUNTS RECEIVABLE - The carrying amounts reported in the balance sheets approximate fair value.

INVESTMENT - The carrying amount reported in the balance sheets approximate fair value.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE B - PROPERTY, PLANT AND EQUIPMENT

At December 31, 1999 and 1998 property, plant and equipment was comprised of the following:

                                                           1999
                                          Cost    Accumulated Depreciation  Net Value
                                          ----    ------------------------  ---------
         Furniture, fixtures
            and equipment               $197,704          $136,659          $ 61,045
                                        --------          --------          --------

         Total property, plant
            and equipment               $197,704          $136,659          $ 61,045
                                        ========          ========          ========

                                                           1998
                                          Cost    Accumulated Depreciation  Net Value
                                          ----    ------------------------  ---------
         Land                           $132,178          $     --          $132,178
         Building                        396,435            14,041           382,394
         Building improvements            22,627             1,810            20,817
         Furniture, fixtures
            and equipment                175,421           107,885            67,536
                                        --------          --------          --------
         Total property, plant
            and equipment               $726,661          $123,736          $602,925
                                        ========          ========          ========


During 1999, the Corporation exchanged the land, building and building improvements for settlement of the installment note and lease obligation.

NOTE C - INVESTMENT IN GFPI - GROWTH FUND PARTNERSHIP, INC.

In August of 1997 the Corporation completed an arms length non-monetary transaction in which the Corporation exchanged 200,000 shares of preferred stock
- Series B, par value of $100, and 150,000 shares of common stock in return for 756,191 voting shares of Common Stock in the Growth Fund Partnership, Inc. ("GFPI"). This series of preferred stock is redeemable at $100 per share, or $20,000,000. This investment represents less than 1% of the outstanding stock of GFPI. GFPI is a diversified closely held Florida corporation the assets of which are comprised of large holdings in real estate and mineral and mining rights. The Corporation recorded its investment at the estimated fair value for non-liquid common stock of $18 million.

During 1998, the Corporation decided to sell its investment in GFPI. Subsequent to December 31, 1999, the Corporation entered into a sales agreement to sell its investment for $2,500,000. Accordingly, the investment was written down to this value with a corresponding reduction in preferred stock Series B as of December 31, 1998.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE D - ACQUISITION

On March 3, 1999, the Corporation acquired the stock of National Institute Companies of America, Inc., ("NICA") including all of its wholly owned subsidiaries. The acquisition of NICA was accounted for as a purchase and accordingly the results of operations of NICA for the period March 3, 1999 to December 31, 1999 are included in the accompanying 1999 financial statements. Operations for the entire year 1999 would not be significantly different if the acquisition was reflected as of January 1, 1999. The purchase price of a NICA was approximately $780,000 to be paid in Company common stock and the Company has not issued the stock. The seller has yet to remit approximately $800,000 of gross revenues that the Company believes are due them. A note payable to the seller has been recorded since no shares of stock have been issued pending receipt of the revenues. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was approximately $763,000 and accounted for as goodwill.


NOTE E - DEBT

Debt at December 31, 1999 and 1998 comprises the following:

                                                                      1999                    1998
                                                                    --------                --------
         Notes payable to 2 individuals in the
         amounts of $100,000 and $75,000. The notes
         were a result of working capital provided in
         1994 and a consulting agreement,
         respectively. The interest rate on the notes
         is 9% and 10% respectively.                                $203,218                $203,218

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


                                                                                   1999                      1998
                                                                                ----------                ----------
         -         Investment notes due January 1, 1998
                   through the year 2004. These notes pay
                   interest at rates ranging from 6.5% to
                   12.0%. Subsequent to December 31, 1999,
                   the principal amount of these notes were
                   paid in full                                                 $1,589,401                $1,589,401

         -         Installment note and lease obligation
                   due for the purchase of building and
                   land. This obligation is secured by the
                   land and the building. The term of the
                   note and lease includes interest. During
                   1999, the Company exchanged the land,
                   building and building improvements in
                   settlement of the installment note and
                   lease obligation                                                     --                   527,382

         -         Note payable NICA shareholder (See Note D)                      780,000                        --
                                                                                ----------                ----------

                           TOTAL DEBT                                           $2,572,619                $2,320,001
                                                                                ==========                ==========


NOTE F - INCOME TAXES

The Corporation provided for no federal or state taxes for the years ended December 31, 1999 and 1998. At December 31, 1999, the Corporation had federal net operating loss carry forwards of approximately $ 9.1 million, portions of which will begin to expire beginning in the calendar year 2017. The Company and its subsidiaries file separate state returns and have a combined state tax net operating loss carry forward of approximately $ 9.1 million which will begin to expire in the calendar year 2009. The state limits use of net operating losses to $ 1,000,000 per year.

                         MORTGAGE BANKERS HOLDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



The components of the net deferred tax assets are:

                                                            1999                   1998
                                                         -----------           -----------
               Deferred tax assets:

               Net operating loss carry-forward          $ 9,100,000           $ 4,700,000
                                                         ===========           ===========


               Tax benefit @ 40%                         $ 3,640,000           $ 1,880,000
               Valuation allowance                        (3,640,000)           (1,880,000)
                                                         -----------           -----------
Net deferred tax assets/(liabilities)                    $        --           $        --
                                                         ===========           ===========

Future realization of the tax benefits of the net operation loss carry-forward at December 31, 1999, and 1998 ultimately depends on the existence of sufficient taxable income. Accordingly, management has established a valuation allowance equal to the amount of deferred tax assets.

NOTE G - STOCK TRANSACTIONS

During 1999, 11,000,000 shares of common stock were issued to CCIC, a wholly owned subsidiary of the Company. As of December 31, 1999, CCIC had sold 8,680,000 shares. The 2,320,000 shares that have not been sold as of December 31, 1999 are shown as treasury shares in the statement of stockholders equity (deficit).

During 1999, the Company entered into an agreement with the current Company President that entitles him to receive a one-time grant of 5,000,000 shares of the Company's common stock. In addition, the President is to receive 2,000,000 common shares annually and has the ability to purchase 1,000,000 annually at $.10 per share. The agreement expires in 5 years. To date, none of these shares have been issued. Also, during 1999, the President was issued shares of common stock in lieu of cash compensation.

During 1999, the Company entered into an agreement with the former acting chairman ("Individual") that entitles the individual to receive a one time grant of 3,000,000 shares of the Company's common stock. In addition, this individual is to receive 2,000,000 common shares annually and has the ability to purchase 1,000,000 common shares annually at $.10 per share. The agreement expires in 5 years. To date, none of these shares have been issued. During 1999, this Individual terminated his employment with the Company and has been retained as a senior consultant, effectively canceling the issuance of stock for years two through five of the agreement. During 1999 and 1998, this Individual received shares of common stock in lieu of cash compensation and will receive shares rather than cash as part of the consulting arrangement in the future.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE H- LITIGATION

The Company is engaged in various lawsuits that management believes will not result in a material adverse effect on the Company. Several suits totaling $ 1,475,000 were settled in early 2000 and are reflected as of December 31, 1999. The largest of the two $ 1,375,000 is to be settled with common stock.

NOTE I - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporations financial instruments are as follows:

                                             December 31, 1999                       December 31, 1998
                                      ------------------------------          ------------------------------
                                       CARRYING             FAIR               CARRYING             FAIR
                                        AMOUNT              VALUE               AMOUNT              VALUE
                                      ----------          ----------          ----------          ----------
Financial assets:

   Cash and cash equivalents          $   59,404          $   59,404          $    5,236          $    5,236
   Accounts receivable                   109,170             109,170              14,630              14,630
   Investment in GFPI                  2,500,000           2,500,000           2,500,000           2,500,000

Financial Liabilities:

   Long term debt                      2,572,619           2,572,619           2,320,001           2,320,001

NOTE J - COMMITMENTS

As of December 31, 1999, the Company has a three year lease at $ 1,600 per month for its Washington, PA office and a three year lease at $ 1,500 per month for its Dallas, Texas office.

NOTE K - SUBSEQUENT EVENTS

Subsequent to December 31, 1999, the Company changed its name to National Institute Companies of America, Inc. ("NICA") to better reflect its on-going operations.

Subsequent to December 31, 1999, the Company entered into an agreement to purchase 100% of the outstanding common stock of Continuing Education Associates, Inc. ("CEA"). The total purchase price is estimated to be $225,000 payable in cash of $100,000 and 350,000 common shares of the Company's restricted stock. The transaction is expected to close in the second quarter of 2000.

Subsequent to December 31, 1999, the Company entered into an agreement to purchase 100% of the outstanding common stock of Oxford International, Inc. ("Oxford") which is engaged in investment banking activities. The total purchase price is estimated to be $4.75 million payable in 5,000,000 common shares of the Company's restricted stock and 50% of Oxford's earnings for fiscal year 2000. The transaction is expected to close in the second quarter of 2000.

                         MORTGAGE BANKERS HOLDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE L- OPERATIONS

During the past two years the Company has changed their emphasis on mortgage banking to expanding the sale of insurance and related products and with the acquisition of NICA in 1999 to the providing of a vast array of estate planning products. In addition, during 1999 and the first quarter of 2000 significant liabilities have been settled and all significant litigation has been resolved. The Company has continued to expand their operations with the planned acquisition of additional companies in the year 2000. Management expects planned revenues to be sufficient to meet all future obligations.

                         MORTGAGE BANKERS HOLDING CORP.

                              FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                                TABLE OF CONTENTS





Financial Statements

         Balance Sheet                                        F-23

         Statement of Stockholders' Equity (Deficit)          F-24

         Statement of Operations                              F-25

         Statement of Cash Flows                              F-27

         Notes to Financial Statements                        F-28

                         MORTGAGE BANKERS HOLDING CORP.

                           CONSOLIDATED BALANCE SHEETS

                                 MARCH 31, 2000


                                     ASSETS

                                    UNAUDITED



CURRENT ASSETS
     Cash                                                 $  123,286
     Accounts receivable                                     109,170
     Investment in Growth Fund Partnership, Inc.           2,500,000
     Notes Receivable                                        400,000
                                                          ----------

           TOTAL CURRENT ASSETS                            3,132,456



PROPERTY, PLANT AND EQUIPMENT
     Less accumulated depreciation of $140,659                85,897



GOODWILL
     Less accumulated amortization of $69,375                692,815
                                                          ----------




       TOTAL ASSETS                                       $3,911,168
                                                          ==========









See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                           CONSOLIDATED BALANCE SHEETS

                                 MARCH 31, 2000


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                    UNAUDITED

CURRENT LIABILITIES
     Accounts payable                                                           $    212,985
     Accrued and withheld payroll taxes                                              421,322
     Accrued interest                                                                 20,323
     Accrued legal claims                                                             75,000
     Accrued other                                                                    19,179
     Debt                                                                          1,067,718
                                                                                ------------

       TOTAL CURRENT LIABILITIES                                                   1,816,527
                                                                                ------------

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock (par value $.0001 - authorized
       100,000,000 shares, 65,416,694 issued and
       outstanding at March 31, 2000)                                                  6,542
     Preferred stock Series A (par value $.0001 - authorized
       5,000,000 shares issued and outstanding at March 31, 2000)                         --
     Preferred stock Series B (par value $100 - authorized
       200,000 shares, 200,000 shares issued and
       outstanding at March 31, 2000)                                              2,500,000
     Treasury Stock (common: 701,650 shares at March 31, 2000) at cost                   (70)
     Additional paid-in-capital                                                    9,829,741
     Retained earnings (deficit)                                                 (10,241,572)
                                                                                ------------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                          2,094,641
                                                                                ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       $  3,911,168
                                                                                ============






See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                        THREE MONTHS ENDED MARCH 31, 2000

                                    UNAUDITED


REVENUE
     Mortgage and insurance related fees and commissions          $    13,101

OPERATING EXPENSES
     Salaries and contracted services                                 883,756
     Depreciation and amortization                                     16,702
     Professional fees                                                147,371
     Other operating expenses                                         447,834
                                                                  -----------


                                                                    1,495,663

LOSS FROM OPERATIONS                                               (1,482,562)

FEDERAL AND STATE INCOME TAXES                                             --
                                                                  -----------

LOSS BEFORE EXTRAORDINARY ITEM                                     (1,482,562)

EXTRAORDINARY ITEM - GAIN ON EXTINGUISHMENT OF
 INTEREST ON INVESTOR NOTES                                           355,930
                                                                  -----------

NET LOSS                                                          $(1,126,632)
                                                                  -----------

Basic Earnings (Loss) Per Share                                   $      (.03)
                                                                  ===========

Diluted Earnings (Loss) Per Share                                 $      (.03)
                                                                  ===========

Average shares outstanding - Basic                                 49,657,565
                                                                  ===========

Average shares outstanding - Diluted                               49,657,565
                                                                  ===========









See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       THREE MONTHS ENDED MARCH 31, 2000


                                                                          Preferred Stock        Preferred Stock
                                                     Common Stock            Series A               Series B
                                                    Shares         $       Shares      $        Shares        $
                                                  ----------     -----     ------    -----     --------     -----
BALANCE AT JANUARY 1, 2000                        47,796,594     4,780       --        --       200,000    2,500,000

Issuance of stock for compensation                 3,250,000       325
Issuance of stock                                  2,875,100       288
Issuance of stock for services rendered            1,950,000       195
Issuance of stock for legal settlements            2,545,000       255
Issuance of stock to subsidiary                    7,000,000       700
Reduction of treasury shares
Additional paid in capital
Loss for the three months ended March 31, 2000
                                                  ----------     -----     -----      -----     -------    ---------

BALANCE AT MARCH 31, 2000                         65,416,694     6,542        --         --     200,000    2,500,000


                                                                           Additional      Retained
                                                                             Paid in       Earnings
                                                      Treasury Stock         Capital       (Deficit)      Total
                                                      Shares      $             $              $            $
                                                      ------    -----        -------        -------       -----
BALANCE AT JANUARY 1, 2000                         2,320,000    (232)       4,972,461    (9,114,940)    (1,637,931)

Issuance of stock for compensation                                            853,675                      854,000
Issuance of stock                                                             289,712                      290,000
Issuance of stock for services rendered                                       206,305                      206,500
Issuance of stock for legal settlements                                     1,405,160                    1,405,415
Issuance of stock to subsidiary                                             1,772,160                    1,773,628
Reduction of treasury shares                      (1,618,350)    162               --                          162
Additional paid in capital                                                    329,500                      329,500
Loss for the three months ended March 31, 2000                                           (1,126,632)    (1,126,632)
                                                 -----------   -----       ----------   -----------     ----------

BALANCE AT MARCH 31, 2000                            701,650     (70)       9,829,741   (10,241,572)     2,094,641



See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        THREE MONTHS ENDED MARCH 31, 2000
                                    UNAUDITED

OPERATING ACTIVITIES

    Net (Loss)                                               $(1,126,632)
    Adjustments to Reconcile Net
      Income (Loss) to Net Cash
      Used by Operating Activities:
        Depreciation and amortization                             16,702
        Issuance of common stock for expenses                  1,105,915
        Debt forgiveness on investor note interest              (355,930)
      Increase (decrease) in:
        Accounts payable                                           4,291
                                                             -----------
NET CASH (USED) BY OPERATING ACTIVITIES                         (355,654)
                                                             -----------

INVESTING ACTIVITIES
    Purchase of equipment                                        (28,852)
    Purchase of investment                                      (400,000)
                                                             -----------

NET CASH USED BY INVESTING ACTIVITIES                           (428,852)
                                                             -----------

FINANCING ACTIVITIES
    Decrease in debt                                          (1,504,901)
    Increase in additional paid-in capital                     2,353,289
                                                             -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                        848,388
                                                             -----------

NET INCREASE IN CASH                                              63,882
BEGINNING CASH BALANCE                                            59,404
                                                             -----------
ENDING CASH BALANCE                                          $   123,286
                                                             ===========

SUPPLEMENTAL DISCLOSURE
     Cash paid during the year for interest                  $        --

NON-CASH ACTIVITIES
    Reduction in treasury shares                             $       162
    Issuance of stock for legal settlements                    1,375,000




See accompanying notes.

                         MORTGAGE BANKERS HOLDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                                   UNAUDITED


NOTE A - BASIS OF PRESENTATION

Mortgage Bankers Holding Corp. owned and operated the following wholly owned subsidiaries:

     Mortgage Bankers Service Corporation ("MBSC") - MBSC was a mortgage corporation licensed in three states that provides conforming and non-conforming mortgage loans. During 1998, MBSC ceased operations and out of existence documents were filed with the appropriate state authorities.

     Commonwealth Capital Investment Corporation ("CCIC") - CCIC issued unregistered securities to Pennsylvania residents desiring long term investments, pursuant to Section 203(d) of the Pennsylvania Securities Act of 1972 as amended. Proceeds from the sales are used for lending to a variety of individuals and companies and corporate working capital needs. During 1998, CCIC ceased operations and out of existence documents were filed with the appropriate state authorities.

     Pinnacle Insurance and Investment Group, Inc. ("PIIG") - PIIG was a licensed insurance agency in the state of Pennsylvania. PIIG offers a variety of life, annuity and burial supplement insurance productivity. During 1998, PIIG ceased operations and out of existence documents were filed with the appropriate state authorities.

     International Auto Funding Corp. ("IAF") - IAF was licensed in the States of Pennsylvania and West Virginia. This subsidiary began operations on July 1, 1998. IAF offers sub-prime auto financing products. IAF was known as Prince George Home, which was inactive at December 31, 1997. During 1998, IAF ceased operations and out of existence documents were filed with the appropriate state authorities.

     National Settlements, Inc. ("NSI") - NSI was licensed in the state of Pennsylvania. NSI is an abstract Corporation that closes residential mortgage loans. NSI was acquired by the Company on May 1, 1998. During 1998, NSI ceased operations and out of existence documents were filed with the appropriate state authorities.

                         MORTGAGE BANKERS HOLDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                                   UNAUDITED


     National Institute Companies of America, Inc, ("NICA") and its wholly owned subsidiaries:

          National Institute for Estate Planning, Inc. which provides estate planning services.

          National Institute for Financial Services, Inc. which provides financial services.

          National Institute for Retirement Planning, Inc. which provides retirement planning services.

          NIEP Agency, Inc which is a licensed insurance agency.

          National Institute for Employer Benefits, Inc. which provides employee benefit consulting.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

The accompanying consolidated financial statements of the Corporation are unaudited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of financial position, results of operations and cash flows. The amounts presented for the three months ended March 31, 2000 are not necessarily indicative of the results for a full year. Additional information contained in the audited financial statements in form 10-KSB of the Corporation for the year ended December 31, 1999 dated May 5, 2000, which should be read in conjunction with this quarterly report.

                         MORTGAGE BANKERS HOLDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                                   UNAUDITED


NOTE B - INCOME TAXES

No federal or state income tax has been provided for the three months ended March 31, 2000 due to the loss in the current period and the existence of unused net operating loss carryforwards.


NOTE C - INVESTMENT

During the first quarter of 2000, the Company funded $400,000 out of an expected amount of $650,000 for a promissory note receivable that bears interest at 10%. The Company at its option has the ability to convert this note to a minority ownership interest.


NOTE D - INVESTOR NOTES PAYABLE

During the first quarter of 2000, substantially all the principal amount on the investor notes were paid in full. Interest on the investor notes was forgiven as part of the payment of the notes.


NOTE E - LEGAL SETTLEMENT

The Company issued approximately 2,500,000 shares of common stock valued at $ 1,375,000 to settle an accrued legal claim.